EXHIBIT A


                             SHAREHOLDERS AGREEMENT


     SHAREHOLDERS AGREEMENT, dated as of April 2, 1996 (the "Agreement"), by and among THE TRAVELERS INSURANCE GROUP INC., a Connecticut corporation ("TIGI"), TRAVELERS/AETNA PROPERTY CASUALTY CORP., a Delaware corporation ("TAP"), J.P. MORGAN CAPITAL CORPORATION, a New York corporation ("Morgan"), AETNA LIFE AND CASUALTY COMPANY, a Connecticut stock insurance corporation ("Aetna"), THE TRIDENT PARTNERSHIP L.P., a Cayman Islands exempted limited partnership ("Trident"), and FUND AMERICAN ENTERPRISES HOLDINGS, INC., a Delaware corporation ("Fund American"). Capitalized terms used but not otherwise defined shall have the meanings ascribed to them in Section 12 hereof.

                              W I T N E S S E T H:

     WHEREAS, the parties hereto desire to provide for, among other things, certain matters concerning the management of TAP, the ownership and transfer of the Common Stock and certain registration rights.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties, intending to be legally bound hereby, hereto agree as follows:

     SECTION 1. BOARD OF DIRECTORS. From and after the date hereof until the termination of this Agreement pursuant to Section 11 hereof:

     (a) So long as the Minority Stockholders, in the aggregate, shall continue to beneficially own at least 52% of the shares of Class A Common Stock purchased by the Minority Stockholders pursuant to the Stock Purchase Agreements, Trident shall have the right to designate one nominee to the Board of Directors of TAP; Provided that so long as (i) Morgan or one of its Affiliates is a financial advisor to Trident and (ii) Roberto Mendoza ("Mendoza") is an employee of Morgan, Mendoza shall be nominated by Trident to the Board of Directors of TAP, and any member of the Travelers Affiliated Group that may, at such time, hold shares of Common Stock, shall vote the shares of Common Stock of TAP held by them in favor of Mendoza.

     (b) If the requirements of the proviso contained in Section 1(a) hereof are no longer met, then any member of the Travelers Affiliated Group that may, at such time, hold shares

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of Common Stock shall vote the shares of Common Stock of TAP held by them in favor of another nominee designated by Trident only if such other nominee is found to be reasonably satisfactory to both the Board of Directors of TAP and the members of the Travelers Affiliated Group that, at such time, hold shares of Common Stock.

     (c) The power to nominate a director for election pursuant to this Section 1 shall include the power to remove such director. If a vacancy is created by reason of the death, removal or resignation of a nominee, Trident shall designate a replacement to be appointed by the remaining directors then in office to fill such vacancy until the next annual meeting of the stockholders of TAP. If the replacement is found to be reasonably satisfactory to both the Board of Directors of TAP and the members of the Travelers Affiliated Group that, at such time, hold shares of Common Stock, then such members of the Travelers Affiliated Group that may, at such time, hold shares of Common Stock, shall vote the shares of Common Stock of TAP held by them in favor of the replacement.

     (d) Notwithstanding the foregoing, the provisions of this Section 1 shall not apply and shall be of no force or effect (i) to the extent that the same conflict with or are prohibited by any present or future applicable law, rule or regulation or conflict with any present or future rule, regulation or guideline of any securities exchange or interdealer quotation system on or through which any securities of TAP are listed, traded or quoted and (ii) from and after such time that a Change of Control of Trident or Morgan shall have occurred.

     SECTION 2. APPROVAL OF FUNDAMENTAL EVENTS.

     (a) Subject to the provisions of Section 2(c) below, so long as the Minority Stockholders shall continue to beneficially own, in the aggregate, at least 50% of the shares of Class A Common Stock purchased by them pursuant to the Stock Purchase Agreements, TAP will not take any of the following actions without the affirmative vote of at least a majority of the shares of Class A Common Stock then beneficially owned, in the aggregate, by the Minority Stockholders; provided, however, that such consent shall not be required in any circumstance where any of the following actions are required to be taken by any state insurance department or other regulatory body having jurisdiction over the operations of TIGI, TAP or any direct or indirect subsidiary of TAP:

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               (i) the liquidation, dissolution or winding-up of TAP or any
          Material Subsidiary (as defined below) of TAP that is not a direct or indirect wholly owned subsidiary of TAP;

               (ii) a sale or other disposition of all or substantially all of the assets of TAP or any Material Subsidiary (as defined below) of TAP, other than to TAP or to a direct or indirect wholly owned subsidiary of TAP;

               (iii) the merger or consolidation of TAP or any Material Subsidiary of TAP, other than any such merger or consolidation between or among any of TAP (so long as TAP shall be the surviving corporation) and any wholly owned direct or indirect subsidiary of TAP;

               (iv) any affirmative action that would result in a fundamental change in the nature of the business conducted by TAP or any Material Subsidiary of TAP, other than actions compelled by law, rule, regulation, order or decree;

               (v) the entry into by TAP or a Material Subsidiary of TAP of any material transaction or series of related transactions with an Affiliate of TAP or an Affiliate of any Material Subsidiary of TAP, other than (A) transactions which are on terms substantially the same as or more favorable to TAP than those that would be available from an unaffiliated third party, (B) transactions between or among any of TAP and its direct or indirect subsidiaries, (C) the issuance, sale, repurchase or redemption of any indebtedness or preferred stock of TAP in accordance with the terms of any agreements or instruments governing or relating to such indebtedness or preferred stock, (D) as specifically set forth in or otherwise described in this Agreement, the Stock Purchase Agreements and the Servicing Agreements; provided that, in the case of clause (A) above (if such transaction involves in excess of $20 million) or in the case of clause (C) above (regardless of the valuation of the transaction), the terms of such transaction or series of related transactions shall have been previously disclosed to the Board of Directors of TAP; and provided further that transactions between TAP or a Material Subsidiary of TAP with an Affiliate thereof (except for transactions of the type described in clauses (B) or (D) above) that are not material individually shall be on terms that are fair and reasonable to TAP when considered

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          in the aggregate with all other transactions with such Affiliates that are not material individually; and

               (vi) any amendment to the restated certificate of incorporation or restated by-laws of TAP which adversely affects the Minority Stockholders' rights pursuant to this Agreement.

     (b) For purposes hereof, a Material Subsidiary of TAP means a subsidiary of TAP which, together with its subsidiaries, meets any of the following conditions:

               (i) TAP's and its other subsidiaries' investments in and advances to the subsidiary exceed 10 percent of the total assets of TAP and its subsidiaries consolidated as of the end of the most recently completed fiscal quarter for which financial information is available;

               (ii) TAP's and its other subsidiaries' proportionate share of the total assets (after intercompany eliminations) of the subsidiary exceeds 10 percent of the total assets of TAP and its subsidiaries consolidated as of the end of the most recently completed fiscal quarter for which financial information is available; or

               (iii) TAP's and its subsidiaries' equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the subsidiary exceeds 10 percent of such income of TAP and its subsidiaries consolidated for the most recently completed fiscal quarter for which financial information is available.

     (c) The provisions of this Section 2 shall cease to have any further force or effect on and after the later to occur of (i) the consummation of an initial public offering of shares of Common Stock or any transaction or event as a result of which any Common Stock is listed on a national securities exchange or registered under Section 12 of the Exchange Act (an "Initial Public offering") and (ii) the expiration or early termination of the Restricted Period (as defined below). In addition, the provisions of this Section 2 shall not apply and shall be of no force or effect to the extent that the same is prohibited by any present or future applicable law, rule or regulation or conflicts with any present or future rule, regulation or guideline of any securities exchange or interdealer quotation system on or through which any securities of TAP are listed, traded or quoted.

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     SECTION 3. RESTRICTIONS ON TRANSFER OF SHARES.

     (a) Members of the Travelers Affiliated Group shall have the absolute right to transfer shares of Common Stock, subject to the provisions of Section 3(h) hereof.

     (b) Each of the Minority Stockholders hereby agree that for a period of eighteen (18) months from the date hereof (subject to early termination pursuant to Section 3(h)(ii), the "Restricted Period"), it will not, directly or indirectly, offer, sell, assign, transfer, convey, pledge, hypothecate, encumber or otherwise dispose of any or all of the Shares or any interest therein except
(i) to a Permitted Transferee or (ii) as otherwise may be explicitly provided for in this Agreement.

     If at any time a Minority Stockholder must dispose of any or all of the Shares to comply with applicable laws or to satisfy governmental regulatory requirements (including, without limitation, bank and insurance regulatory requirements) or any order or decree of any governmental authority applicable to such Minority Stockholder (including, without limitation, banking or insurance authorities), such Minority Stockholder shall first offer such shares for sale to TAP, and, if TAP determines riot to purchase such shares of Common Stock, to TIGI (or another member or members of the Travelers Affiliated Group), by written notice which shall set forth the number of shares of Common Stock to be sold by such Minority Stockholder, the price at which they are offered, and any other terms and conditions of the offer. If TAP or TIGI (or such other member or members of the Travelers Affiliated Group), as the case may be, fails to accept such offer or rejects such offer within 30 days after receipt of such notice, then notwithstanding the restrictions of this Section 3(b), such Minority Stockholder may, subject to the provisions of the Securities Act of 1933, as amended (the "Securities Act"), sell such shares of Common Stock to a third party purchaser (a "Third Party Purchaser") on terms that are no less favorable to such Minority Stockholder than the terms offered to TAP or TIGI (or such other member or members of the Travelers Affiliated Group), as the case may be; provided, however, that the foregoing terms, conditions and waiting periods are subject to the terms of any judicial, regulatory or administrative judgment or decree pursuant to which such Minority Stockholder is disposing of any or all of the Shares; provided further, that if such Third Party Purchaser shall be (i) a company that is primarily engaged in the property and casualty insurance business in the United States, or (ii) a company a "significant subsidiary" of which (as such term is defined in Rule 1-02 of Regulation S-X under the Securities Act) is pri

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marily engaged in the property and casualty insurance business in the United
States, or (iii) a person who "controls" such a company within the meaning of Rule 1-02 of Regulation S-X under the Securities Act (each, a "Competitor"), then such Minority Stockholder shall notify TAP and TIGI (or such other member or members of the Travelers Affiliated Group) of its intention to sell such shares of Common Stock to a Competitor, and TAP and TIGI (or such other member or members of the Travelers Affiliated Group), as the case may be, shall have an additional 15 days during which any of them may agree to purchase such shares of Common Stock from such Minority Stockholder at the price per share offered to such Minority Stockholder by the Competitor.

     No transfer of any or all of the Shares may be made by a Minority Stockholder to any Permitted Transferee unless (i) such transfer is made in conformity with all applicable requirements of federal and state securities laws and (ii) such Permitted Transferee shall have agreed in writing that it, as a stockholder, and the shares of Common Stock it acquires, shall be bound by and be entitled to the benefits of all the provisions of this Agreement applicable to the shares of Common Stock acquired by such Permitted Transferee. Any purported transfer of any or all of the Shares without compliance with the applicable provisions of this Agreement shall be void and of no effect, and the purported transferee shall have no rights hereunder. In the event of such noncomplying transfer, TAP shall not transfer any such shares of Common Stock on its books or recognize the purported transferee as a stockholder for any purpose until all applicable provisions of this Agreement have been complied with.

     (c) Each certificate for Shares and each certificate issued in exchange for or upon transfer of Shares shall bear a legend in substantially the following form until such shares of Common Stock are sold through a public offering or are, based on an opinion of counsel satisfactory to TAP, otherwise freely tradeable under the Securities Act:

         "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold or otherwise transferred absent such registration or an opinion of counsel satisfactory to Travelers/Aetna Property Casualty Corp. ("TAP") that such registration is not required. The transfer of the securities represented by this certificate is subject to the conditions specified in the Shareholders Agreement, dated as of April 2, 1996, among

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         the stockholders listed therein, a copy of which has been placed on file by TAP at its principal place of business and its registered office. TAP reserves the right to refuse the transfer of such securities until such conditions have been fulfilled with respect to such transfer."

     TAP agrees that the counsel referred to in this Section 3(c) may be an employee of a Minority Stockholder.

     (d) Each Minority Stockholder agrees that in the event of a public offering of shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock, including, but not limited to, an initial public offering of shares of Common Stock, it shall, if and to the extent requested of such Minority Stockholders and any member of the Travelers Affiliated Group owning shares of Common Stock by the managing underwriter of any such offering, agree not to offer, sell, contract to sell, or grant any options or warrants to purchase or otherwise dispose of any or all of the Shares or any securities into or for which the Shares are convertible or exchangeable (other than pursuant to such public offering), for such period (not to exceed 180 days from the date of the final prospectus filed by TAP with the Securities and Exchange Commission (the "Commission")) as may be requested by the managing underwriter, except with the prior written consent of the managing underwriter of such public offering; provided that substantially the same restrictions are applicable to each member of the Travelers Affiliated Group who then owns shares of Common Stock.

     (e) From and after the expiration or early termination of the Restricted Period, the restrictions imposed by the foregoing provisions of this Section 3 (other than the second paragraph of Section 3(b)) shall expire. Thereafter, the Minority Stockholders shall have the absolute right to transfer the Shares subject only to (i) the right of first refusal of TAP and the members of the Travelers Affiliated Group pursuant to Sections 3(b) and 3(f) hereof, (ii) the drag along rights of the members of the Travelers Affiliated Group pursuant to
Section 3(g) hereof and (iii) compliance with all applicable laws, rules and regulations.

     (f) From and after the expiration or early termination of the Restricted Period, if at any time a Minority Stockholder determines to sell any or all of the Shares (other than to a Permitted Transferee) such Minority Stockholder shall offer (the "Offer") such shares of Common Stock (the "Offered

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Shares") for sale to TAP, and, if TAP determines not to purchase all of the
Offered Shares, to TIGI (or another member or members of the Travelers Affiliated Group), stating the number of Shares subject to the Offer, the price at which they are offered and any other terms and conditions of the Offer, and TAP and/or TIGI (or such other member or members of the Travelers Affiliated Group), as the case may be, shall then have the option to purchase, at the price and on the terms offered or on such other terms and conditions as the parties may agree upon, all of the Offered Shares. The option shall be exercisable by notice given to such Minority Stockholder within 40 days after receipt of the notice from such Minority Stockholder. If within that 40-day period TAP or TIGI (or such other member or members of the Travelers Affiliated Group) does not exercise the option to purchase all of the Offered Shares, at any time within 90 days (or such longer period as is necessary to obtain requisite governmental or regulatory approvals which are being diligently pursued in good faith) after the expiration of such option, such Minority Stockholder may, subject to the provisions of the Securities Act, transfer the Offered Shares to a Third Party Purchaser on terms that are no less favorable to such Minority Stockholder than the terms offered to TAP or TIGI (or such other member or members of the Travelers Affiliated Group); provided that if such transfer is not completed within such 90-day period (or such longer period during which approvals are being pursued), the Offered Shares shall again be subject to this Section 3(f) and such Minority Stockholder may not sell, assign, transfer, convey, pledge, hypothecate, encumber or otherwise dispose of any shares of Common Stock pursuant to this Section 3(f) for a period of 3 months after the expiration of such period; provided further, that if such Third Party Purchaser shall be a Competitor, then such Minority Stockholder shall notify TAP and TIGI (or such other member or members of the Travelers Affiliated Group) of its intention to sell such shares of Common stock to a Competitor, and TAP and TIGI (or such other member or members of the Travelers Affiliated Group), as the case may be, shall have an additional 15 days during which any of them may agree to purchase such shares of Common Stock from such Minority Stockholder at the price per share offered to such Minority Stockholder by the Competitor.

     Notwithstanding the foregoing, nothing in this Section 3(f) shall afford any rights to TAP or any member of the Travelers Affiliated Group in the case of a sale of any shares of Common Stock by a Minority Stockholder (i) pursuant to a registered public offering of Common Stock, (ii) pursuant to Rule 144 under the Securities Act or (iii) to an Affiliate of such Minority Stockholder.

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     (g) Right to Compel Transfer. If at any time prior to an Initial Public
Offering any one or more members of the Travelers Affiliated Group (the "Travelers Sellers") determine to sell shares of Common Stock, as a result of which the members of the Travelers Affiliated Group shall own, in the aggregate, less than 50% of the voting power of the Outstanding Voting Stock at such time, the Travelers Sellers may require all of the Minority Stockholders to sell, and each Minority Stockholder hereby agrees to sell, that number of shares calculated as set forth below for a purchase price per share of Common Stock and on terms and conditions no less favorable than those agreed to by the Travelers Sellers in connection with the sale of shares of Common Stock by the Travelers Sellers. For purposes of this Section 3(g), the maximum number-of shares of Common Stock that all Minority Stockholders in the aggregate shall be required to sell pursuant hereto shall equal the product of (i) the total number of shares of Common Stock then beneficially owned by all Minority Stockholders in the aggregate, multiplied by (ii) a fraction, the numerator of which shall be the total number of shares of Common Stock proposed to be sold by the Travelers Sellers, and the denominator of which shall be the total number of shares of Common Stock owned by all of the members of the Travelers Affiliated Group and the number of shares of Common Stock that shall be sold by each Minority Stockholder shall equal the product of (x) the number of shares to be sold by all Minority Stockholders in the aggregate multiplied by (y) a fraction, the numerator of which shall be the total number of shares of Common Stock then beneficially owned by such Minority Stockholder and the denominator of which shall be the total number of shares of Common Stock then beneficially owned in the aggregate by all Minority Stockholders.

     (h) Right to Inclusion, Other Rights.

               (i) If at any time for any reason, the Travelers Sellers sell or otherwise transfer or enter into an agreement to sell or otherwise transfer shares of Common Stock, and after giving effect to such sale or transfer the Travelers Affiliated Group would own, in the aggregate, less than 80% of the outstanding Common Stock at such time, subject to the provisions of paragraph (iii) below, prior to effecting any sale or transfer of such shares of Common Stock each Minority Stockholder may require the Travelers Sellers to include in such sale or transfer on the same terms such number of Shares owned by such Minority Stockholder and requested by such Minority Stockholder to be included therein, but not to exceed that number of Shares equal to the product of (x) the total number of Shares

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          then beneficially owned by such Minority Stockholder, multiplied by
          (y) a fraction, the numerator of which shall be the total number of shares of Common Stock proposed to be sold or transferred by the Travelers Sellers, and the denominator of which shall be the total number of shares of Common Stock owned by all of the members of the Travelers Affiliated Group (it being understood that the issuance by TAP of additional shares of Common Stock shall not be deemed to be a sale or transfer of shares of Common Stock by the Travelers Sellers for purposes of this Section 3(h)(i)). Prior to the occurrence of a sale, transfer or agreement described in this Section 3(h)(i), the Travelers Sellers shall give prompt notice of their intention to effect such sale, transfer or agreement to the Minority Stockholders.

               (ii) If at any time for any reason the Travelers Sellers sell or otherwise transfer or enter into an agreement to sell, or otherwise transfer, shares of Common Stock, and after giving effect to such sale or transfer the members of the Travelers Affiliated Group would own, in the aggregate, less than 50% of the outstanding Common Stock at such time, each Minority Stockholder may require the Travelers Sellers to include in such sale or transfer on the same terms all of such Minority Stockholder's Shares. If at any time for any reason, the members of the Travelers Affiliated Group cease to beneficially own, in the aggregate, more than 50% of the outstanding Common Stock then
          (A) the Restricted Period shall automatically terminate upon the consummation of the event which causes such ownership level and (B) all restrictions imposed by this Section 3 on the transferability of the Shares of any Minority Stockholder shall expire upon the consummation of the event which causes such ownership level (it being understood that the issuance by TAP of additional shares of Common Stock shall not be deemed to be a sale or transfer of shares of Common Stock by the Travelers Sellers for purposes of this Section 3(h)(ii)). Prior to the occurrence of a sale, transfer or agreement described in this Section 3(h)(ii), the Travelers Sellers shall give prompt notice of their intention to effect such sale, transfer or agreement to the Minority Stockholders.

               (iii) In the case of any sale or other transfer described in
          Section 3(h)(i) hereof where the number of shares of Common Stock desired to be sold or otherwise transferred by the Travelers Sellers plus the number of the Shares desired to be sold or otherwise transferred by

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          all of the Minority Stockholders exceeds the number of shares of
          Common Stock desired to be purchased by such third party or parties (or which can be sold pursuant to a public offering), the shares of Common Stock and Shares to be sold or otherwise transferred to such third party or pursuant to such public offering shall include first, the shares of Common Stock to be sold by the Travelers Sellers and the Minority Stockholders, respectively, allocated pro rata in proportion to the total number of shares of Common Stock desired to be sold or transferred by the members of the Travelers Affiliated Group, in the aggregate, and the total number of Shares desired to be sold or transferred by the Minority Stockholders, in the aggregate and second, any shares of Common Stock to be sold or otherwise transferred by others, allocated pro rata in proportion to the number of shares of Common Stock desired to be sold by such others.

     (i) Rights Upon Transfer. A transferee of Shares from a Minority Stockholder shall not succeed to the rights of such Minority Stockholder pursuant to Section 1 hereof, except in the case of a transferee that is an Affiliate of such Minority Stockholder. A Minority Stockholder may transfer the rights of such Minority Stockholder pursuant to Section 4 hereof (x) to not more than three (3) transferees and (y) only to the extent that any such rights remain under Section 4(b) hereof, taking into consideration any requests which have been made to register shares of Common Stock under the Securities Act pursuant to such Section 4(b) prior to such transfer. A transferee of shares from a Minority Stockholder shall succeed to the rights of such Minority Stockholder pursuant to Section 3(h) hereof only if there has not been an Initial Public Offering and the requirements of subclause (x) in the immediately preceding sentence have been met; provided that, for all purposes of such provisions referred to in this sentence and the immediately preceding sentence such transferee shall become a Minority Stockholder and all references therein to Minority Stockholders shall include such transferee.

     (j) Minority Stockholder Put/Registration Option.

               (i) If (I) prior to the fifth anniversary of the date of this Agreement there shall not have occurred an Initial Public Offering and
          (II) on such fifth anniversary any Minority Stockholder then continues to own 50% or more of the shares of Common Stock it acquired pursuant to its respective Stock Purchase Agreement (without subtracting, for purposes of determining whether such percentage is so

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          owned, any shares of Common Stock that such Minority Stockholder has transferred to an Affiliate or that such Minority Stockholder was required to transfer pursuant to Section 3(g) hereof), then such Minority Stockholder shall have the one-time right (with the election of alternative W or (y) to be made uniformly for all requesting Minority Stockholders by TIGI) to either (x) require TIGI or TAP, as TIGI may determine (the "Purchaser"), to purchase pursuant to this
          Section 3(j) all, but not less than all, of such shares then owned and originally purchased by such Minority Stockholder pursuant to its respective Stock Purchase Agreement (the "Put Option Shares") or (y) request a registration of the Put Option Shares (a registration request pursuant to this clause (y) shall not be deemed to be one of the four demand registrations otherwise available to the Minority Stockholders pursuant to Section 4(b)(i) hereof) in accordance with the registration procedures and other provisions set forth in Sections 4(c)-(g) hereof.

               (ii) A Minority Stockholder may exercise its rights under this
          Section 3(j) by giving TIGI and TAP written notice, not earlier than 30 days prior to the fifth anniversary of the date of this Agreement and not later than 30 days after the fifth anniversary of the date of this Agreement, specifying the number of Put Option Shares held by such Minority Stockholder (and in the event that TIGI later elects the option referred to in clause (x) of Section 3(j)(i) hereof, the desired Date of Purchase (as defined below)). The process of selecting and determining the Independent Appraiser and determining the Purchase Price Per Share shall begin immediately following the Notice Date. Within 20 days after receipt of such notice from such Minority Stockholder, subject to any extension required in connection with the selection of the Independent Appraiser and/or reasonably required by the Independent Appraiser in connection with its determination of the Purchase Price Per Share, TIGI shall notify such Minority Stockholder in writing whether, assuming TIGI elects the option referred to in clause (x) of the preceding paragraph, TIGI or TAP will be the Purchaser and the Purchase Price Per Share. Unless either (1) a Minority Stockholder notifies TIGI prior to the Date of Purchase (as defined below) of its intention not to sell all of its Put Option Shares, in which case such Minority Stockholder shall have no further rights pursuant to this Section 3(j) or (2) the Purchaser notifies a Minority Stockholder prior to the Date of Purchase of its intention not to purchase all of

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          such Minority Stockholder's Put Option Shares, in which case such
          Minority Stockholder may immediately request a registration of all or a portion of such Put Option Shares in accordance with clause (y) of Subsection 3(j)(i) hereof, the Put Option Shares shall be purchased, at a per share purchase price equal to the Purchase Price Per Share, on the Date of Purchase.

               (iii) The purchase of any Put Option Shares required to be made pursuant to this Section 3(j) shall take place at the offices of the Purchaser indicated in Section 12(a) hereof, or at such place in New York City as the Minority Stockholder and the Purchaser shall agree, at 9:00 a.m., New York time, on the Business Day specified in the Minority Stockholder's notice given under Section 3(j)(ii) hereof (the "Date of Purchase"); provided, however, that such Business Day shall not be earlier than the fifth Business Day following the latest of the
          (w) fifth anniversary of the date of this Agreement, (x) the 30th calendar day following the Notice Date, (y) date upon which the Independent Appraiser notifies in writing the relevant parties hereto of the Purchase Price Per Share and provides such other information as to the basis of the determination of the Purchase Price Per Share as may be reasonably requested by such parties and (z) the date upon which any governmental or other regulatory consents or approvals required to lawfully consummate the sale of the Put Option Shares are obtained, it being understood that each relevant party who must obtain such consents or approvals shall promptly notify the other relevant parties in writing as each such consent or approval has been obtained.

               (iv) On the Date of Purchase, the Minority Stockholder shall deliver to the Purchaser certificates representing the Put Option Shares to be sold on such date duly endorsed for transfer to the Purchaser and the Purchaser shall deliver to the Minority Stockholder the Purchase Price for the Put Option Shares, payable in United States dollars by bank check or wire transfer to an account specified by the Minority Stockholder not less than two Business Days prior to the Date of Purchase.

               (v) Each Minority Stockholder and the Purchaser shall use their best efforts to comply as soon as practicable with all Federal, state and foreign laws and regulations and stock exchange listing requirements and to obtain all necessary regulatory approvals necessary to con summate any purchase and sale of the Put Option Shares pursuant to this Section 3(j).

               (vi) All costs, fees and expenses of each investment banking firm and the Independent Appraiser ("Appraisal Costs") shall be divided equally between the Minority Stockholders who give notice pursuant to
          Section 3(j)(ii) hereof, collectively, on the one hand, and the Purchaser, on the other hand; provided that in the event that (1) the Purchaser determines not to purchase the Put option Shares or (2) any Minority Stockholder determines not to sell its Put Option Shares pursuant to Section 3(j)(ii) hereof, the Purchaser in the case of (1) shall pay all Appraisal Costs or such Minority Stockholder in the case of (2) shall pay, in addition to its share of the Minority Stockholders' half of the Appraisal Costs, a portion of the Purchaser's half of the Appraisal Costs equal to one-half of the Appraisal Costs multiplied by a fraction, the numerator of which is the number of Put Option Shares held by such Minority Stockholder and the denominator of which is the total number of Put Option Shares requested to be purchased or registered by Minority Stockholders pursuant to Section 3(j)(i) hereof.

     (k) If at any time when a Minority Stockholder owns any Shares, TAP determines to purchase or redeem any shares of Common Stock owned by any Minority Stockholder or any member of the Travelers Affiliated Group (such Stockholder whose shares of Common Stock are proposed to be purchased or redeemed is hereinafter referred to as the "Initial Seller"), TAP will offer to each Minority Stockholder the opportunity to include in such purchase or redemption Shares beneficially owned by such Minority Stockholder on the same terms such number of Shares owned by such Minority Stockholder and requested by such Minority Stockholder to be included therein, but not to exceed the number of Shares equal to the product of (x) the total number of Shares beneficially owned by the Minority Stockholder, multiplied by (y) a fraction, the numerator of which shall be the total number of shares of Common Stock proposed to be purchased or redeemed by TAP, and the denominator which shall be, in the case where the Initial Seller is a member of the Travelers Affiliated Group, the total number of shares of Common Stock beneficially owned by such member of the Travelers Affiliated Group or, in the case where the Initial Seller was a Minority Stockholder, the total number of Shares beneficially owned by such Minority Stockholder.

     SECTION 4. REGISTRATION RIGHTS.

     As set forth in this Section 4, from and after the expiration or early termination of the Restricted Period, the Minority Stockholders shall have certain rights with respect to the registration of the Shares under the Securities Act (the "Registrable Shares"). In the case of a registration pursuant to Section 4(b) hereof, the Minority Stockholders may make the written request referred to therein on a date not earlier than 45 days prior to the expiration of such Restricted Period.

     (a) Piggyback Registration.

               (i) Right to Piggyback. Whenever (x) TAP proposes to register any shares of its Voting Stock or any Common Stock (or securities convertible into or exchangeable or exercisable for such stock) under the Securities Act for its own account or the account of any stockholder of TAP (other than offerings pursuant to employee plans, or noncash offerings in connection with a proposed acquisition, exchange offer, recapitalization or similar transaction), (y) the registration statement covering such Voting Stock or such Common Stock or other securities is to be declared effective following the expiration or early termination of the Restricted Period, and (z) the registration form required to be used may be used for the registration of Registrable Shares (a "Piggyback Registration"), TAP will give prompt written notice to all of the Minority Stockholders' and to all other holders of Registrable Shares, of its intention to effect such a registration and will, subject to Sections 4(a)(iii) and 4(g) hereof include in such registration all Registrable Shares of Common Stock with respect to which the Minority Stockholders request in writing to be so included within 15 days after the receipt of TAP's notice; provided, however, that TAP shall not be required to deliver the foregoing notice or include any such shares in any registration in connection with an Initial Public Offering unless either (x) such Initial Public Offering involves the sale or such other transfer of Common Stock for the account of members of the Travelers Affiliated Group and upon consummation of such offering the members of the Travelers Affiliated Group would own, in the aggregate, less than 80% of the outstanding Common Stock or (y) upon consummation of such Initial Public Offering the members of the Travelers Affiliated Group would own, in the aggregate, less than 50% of the outstanding Common Stock.

               (ii) Designation of Pricing. TAP may designate a minimum offering price and maximum underwriting or selling discount or commission at which shares of Common Stock may be sold.

               (iii) Priority. If a registration pursuant to this Section 4(a) involves an underwritten offering and the managing underwriter advises TAP in good faith that in its opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without having an adverse effect on such offering, including the price at which such securities can be sold, then TAP will be required to include in such registration the maximum number of shares that such underwriter advises can be so sold, allocated (A) in the case of an offering covered by Section 3(h) hereof, in accordance with the terms of such Section and (B) in the case of any other offering (x) first, to the securities TAP proposes to sell or, if such registration was requested by a member of the Travelers Affiliated Group, to the securities such member proposes to sell, (y) second, among the shares of Common Stock requested to be included in such-registration by the Minority Stockholders, members of the Travelers Affiliated Group, considered in the aggregate (if such registration was initiated by TAP), and any other stockholder of TAP with shares of Common Stock eligible for registration, pro rata, on the basis of the number of shares of Common Stock such holder requests be included in such registration, and (z) third, among other securities, if any, requested and otherwise eligible to be included in such registration.

               (iv) Nothing contained herein shall prohibit TAP from determining, at any time, not to file a registration statement or, if-filed, to withdraw such registration or terminate or abandon the registration related thereto.

     (b) Requested Registration.

               (i) Right to Request Registration. Upon the written request of Minority Stockholders owning more than 50% of the shares of Common Stock then owned in the aggregate by the Minority Stockholders (the "Requesting Holders"), requesting that TAP effect the registration under the Securities Act of at least the Minimum Registration Amount (as defined below), TAP shall use its best efforts to effect, as expeditiously as possible, following the prompt (but in no event later than 15 days following the receipt of such written request) delivery of notice to all holders of Common Stock with registration rights, the registration under the Securities Act of such number of shares of Common Stock owned by the Requesting Holders and requested by the Requesting Holders to be so registered (subject to Section 4(b)(iii) hereof), together with (1) all other shares of Common Stock entitled to registration, (2) securities of TAP which TIGI and other members of the Travelers Affiliated Group determine to register, and (3) securities of TAP which TAP elects to register and offer for its own account; provided, however, that TAP shall not be required to (x) subject to Section 4(b)(ii) below, effect more than a total of four such registrations pursuant to this Agreement, (y) file a registration statement relating to a registration request pursuant hereto within a period of six months after the effective date of any other registration statement of TAP requested hereunder or pursuant to which the Requesting Holders shall have been given an opportunity to participate pursuant to Section 4(a) hereof and which opportunity they declined or which registration statement under Section 4(a) hereof included shares of Common Stock owned by Minority Stockholders or (z) file a registration statement pursuant to this Section 4(b) prior to the later of (I) the expiration or early termination of the Restricted Period or (II) an Initial Public Offering; provided further, that TAP shall not be required to file a registration statement relating to an offering of Common Stock on a delayed or continuous basis pursuant to Rule 415 (or any successor rule to similar effect) promulgated under the Securities Act if TAP is not, at the time, eligible to register shares of Common Stock on Form S-3 (or a successor form). For purposes hereof, "Minimum Registration Amount," shall mean a number of shares of Common Stock, the sale of which is reasonably expected to yield gross proceeds of at least $60 million.

               Notwithstanding the foregoing, if the Board of Directors of TAP determines in its good faith judgment, (x) after consultation with a nationally recognized investment banking firm, that there will be an adverse effect on a then contemplated public offering of TAP's securities, (y) that the disclosures that would be required to be made by TAP in connection with such registration would be materially harmful to TAP because of transactions then being considered by, or other events then concerning, TAP, or (z) that registration at the time would require the inclusion of pro forma or other information, which requirement TAP is reasonably unable to comply with, then TAP may de fer the filing (but not the preparation) of the registration statement which is required to effect any registration pursuant to this Section 4(b) for a reasonable period of time, but not in excess of 90 calendar days (or any longer period agreed to by the Minority Stockholders), provided that at all times TAP is in good faith using all reasonable efforts to file such registration statement as soon as practicable.

               (ii) Effective Registration. A registration requested pursuant to this Section 4(b) shall not be deemed to have been effected (and, therefore, not requested for purposes of Section 4(b)(i) above) (w) unless the registration statement relating thereto has become effective under the Securities Act, (x) if after it has become effective such registration is interfered with by any stop order, injunction or other order or requirement of the Commission or other governmental agency or court for any reason other than a misrepresentation or an omission by a Minority Stockholder and, as a result thereof, the shares of Common Stock requested to be registered cannot be completely distributed in accordance with the plan of distribution, (y) if the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with such registration are not satisfied or waived other than by reason of some act or omission by a Minority Stockholder or
          (z) if with respect to what would otherwise be deemed the fourth, or last, request under Section 4(b)(i) hereof, less than all of the shares of Common Stock that the Minority Stockholders requested be registered were actually registered due to the operation of Section 4(b)(iii) hereof; provided that clause (z) above may not be invoked by the Minority Stockholders unless (I) such request includes at least the Minimum Registration Amount or (II) if such request includes an amount that is less than the Minimum Registration Amount, Rule 144 under the Securities Act is not available to the Minority Stockholders for the sale of all of the shares of Common Stock owned by the Minority Stockholders; and provided further that clause (z) above may be invoked only at the request of Minority Stockholders meeting the foregoing requirements and owning more than 50% of the shares of Common Stock then owned in the aggregate by the Minority Stockholders.

               (iii) Priority. If a requested registration pursuant to this
          Section 4(b) involves an underwritten offering and the managing underwriter shall advise TAP that in its opinion the number of securities requested to be included in such-registration exceeds the number which can be sold in such offering without having an adverse effect an such offering, including the price at which such securities can be sold, then TAP will be required to include in such registration the maximum number of shares that such underwriter advises can be so sold, allocated (x) first, among all shares of Common Stock requested by the minority Stockholders to be included in such registration, pro rata on the basis of the number of shares of Common Stock then owned by each of them (or, if such holder requests that less than all of the shares of Common Stock owned by such holder be included in such registration, such lesser number of shares) (y) second, to any securities requested to be included in such registration by any other stockholder of TAP having registration rights and (z) third, to any securities TAP proposes to sell.

               (iv) Designation of Pricing. The selling Minority Stockholders may designate a minimum offering price and a maximum underwriting or selling discount or commission at which shares of Common Stock may be sold.

     (c) Registration Procedures. If and whenever TAP is required to use its best efforts to effect or cause the registration of any Registrable Shares under the Securities Act as provided in this Agreement, TAP shall:

               (i) prepare and file with the Commission as expeditiously as possible but in no event later than 90 days after receipt of a request for registration with respect to such Registrable Shares, a registration statement on any form for which TAP then qualifies or which counsel for TAP shall deem appropriate, which form shall be available for the sale of the Registrable Shares in accordance with the intended methods of distribution thereof, and use its best efforts to cause such registration statement to become effective; provided that before filing with the Commission a registration statement or prospectus or any amendments or supplements thereto, including documents incorporated by reference after the initial filing of any registration statement, TAP shall (x) furnish to each Minority Stockholder and to one firm of attorneys selected collectively by the Minority Stockholders and the holders of other securities covered by such registration statement, but in no event to more than one such counsel for all such selling securityholders, copies of all such documents proposed to be filed, which documents shall be sub ject to the review of the Minority Stockholders and such counsel, and
          (y) notify the Minority Stockholders of any stop order issued or threatened by the Commission and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered;

               (ii) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of not less than 180 days or such shorter period which shall terminate when all Registrable Shares covered by such registration statement have been sold (but not before the expiration of the 90-day period referred to in Section 4(3) of the Securities Act and Rule 174, or any successor thereto, thereunder, if applicable), and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

               (iii) furnish, without charge, to the Minority Stockholders and each underwriter, if any, such number of copies of such registration statement, each amendment and supplement thereto (including one conformed copy to each Minority Stockholder and one signed copy to each managing underwriter and in each case including all exhibits thereto), and the prospectus included in such registration statement (including each preliminary prospectus), in conformity with the requirements of the Securities Act, and such other documents as the Minority Stockholders may reasonably request in order to facilitate the disposition of the Registrable Shares registered thereunder;

               (iv) use its best efforts to register or qualify such Registrable Shares covered by such registration statement under such other securities or blue sky laws of such jurisdictions as the Minority Stockholders, and the managing underwriter, if any, reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable the Minority Stockholders and each underwriter, if any, to consummate the disposition in such jurisdictions of the Registrable Shares registered thereunder; provided that TAP shall not be required to (x) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 4(c)(iv), (y) subject itself to taxation in any such jurisdiction or (x) consent to general service of process in any such jurisdiction;

               (v) use its best efforts to cause the Registrable Shares covered by such registration statement to be registered with or approved by such insurance regulatory authorities as may be necessary by virtue of the business and operations of TAP to enable the Minority Stockholders and other holders, if any, to consummate the disposition of Registrable Shares registered thereunder;

               (vi) immediately notify the managing underwriter, if any, and the Minority Stockholders at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event which comes to TAP's attention if as a result of such event the prospectus included in such registration statement contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and TAP shall promptly prepare and furnish to the Minority Stockholders and any other holder of securities covered by such registration statement and prospectus a supplement or amendment to such prospectus so that as thereafter delivered, such prospectus shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that if TAP determines in good faith that the disclosure that would be required to be made by TAP would be materially harmful to TAP because of transactions then being considered by, or other events then concerning, TAP, or a supplement or amendment to such prospectus at such time would require the inclusion of pro forma or other information, which requirement TAP is reasonably unable to comply with, then TAP may defer for a reasonable period of time, not to exceed 90 days, furnishing to the Minority Stockholders and any other holder of securities covered by such registration statement and prospectus a supplement or amendment to such prospectus; provided further, that at all times TAP is in good faith using all reasonable efforts to file such amendment as soon as practicable;

               (vii) use its best efforts to cause all such securities being registered to be listed on each securities exchange on which similar securities issued by TAP are then listed, and enter into such customary agreements including a listing application and indemnification agreement in customary form (provided that the applicable listing requirements are satisfied), and to provide a transfer agent and registrar for such Registrable Shares covered by such registration statement no later than the effective date of such registration statement;

               (viii) make available for inspection by any of the Minority Stockholders and any holder of securities covered by such registration statement, any underwriter participating in any distribution pursuant to such registration statement, and any attorney, accountant or other agent retained by such persons (collectively, the "Inspectors"), all financial and other records, pertinent corporate documents and properties of TAP and its subsidiaries (collectively, "Records"), if any, as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause TAP's and its subsidiaries' officers, directors and employees to supply all information and respond to all inquiries reasonably requested by any such Inspector in connection with such registration statement. Notwithstanding the foregoing, TAP shall have no obligation to disclose any Records to the Inspectors in the event TAP determines that such disclosure is reasonable likely to have an adverse effect on TAP's ability to assert the existence, of an attorney-client privilege with respect thereto;

               (ix) if requested, use its best efforts to obtain a "cold comfort" letter and a "bring-down cold comfort" letter from TAP's independent public accountants in customary form and covering such matters of the type customarily covered by such letters;

               (x) enter into a form of underwriting agreement that contains customary terms and provisions for similar securities offerings;

               (xi) make available senior management personnel to participate in, and cause them to cooperate with the underwriters in connection with, "road-show" and other customary marketing activities, including "one-on-one" meetings with prospective purchasers of the Registrable Shares; and

               (xii) otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earning statement covering a period of at least 12 months, beginning with the first month after the effective date of the registration statement (as the term "effective date" is defined in Rule 158(c) under the Securities Act), which earning statement shall satisfy the provisions of Section _11(a) of the Securities Act and Rule 158 thereunder.

     It shall be a condition precedent to the obligation of TAP to take any action pursuant to this Agreement in respect of the shares of Common Stock which are to be registered at the request of any of the Minority Stockholders that the Minority Stockholders shall furnish to TAP such information regarding the securities held by the Minority Stockholders and the intended method of disposition thereof as TAP shall reasonably request and as shall be required in connection with the action taken by TAP.

     Each of the Minority Stockholders agrees that, upon receipt of any notice from TAP of the happening of any event of the kind described in Section 4(c)(vi) hereof, the Minority Stockholders shall discontinue disposition of Registrable Shares pursuant to the registration statement covering such Registrable Shares until receipt of the copies of the supplemented or amended prospectus contemplated by Section 4(c)(vi) hereof or until otherwise notified by TAP, and, if so directed by TAP, the Minority Stockholders shall deliver to TAP (at TAP's expense) all copies (including, without limitation, any and all drafts), other than permanent file copies, then in any Minority Stockholder's possession, of the prospectus covering such Registrable Shares at the time of receipt of such notice. In the event TAP shall give any such notice, the period specified in
Section 4(c)(ii) hereof shall be extended by the greater of (x) three months or
(y) the number of days during the period from and including the date of the giving of such notice pursuant to Section 4(c)(vi) hereof to and including the date when each of the Minority Stockholders shall have received the copies of the supplemented or amended prospectus contemplated by Section 4(C)(vi) hereof.

     (d) Selection of Underwriters. If any offering pursuant to a registration statement is to be an underwritten offering, TAP will select a managing underwriter or underwriters to administer the offering, which may be Smith Barney Inc.; provided that in the case of a registration statement pursuant to
Section 4(b) hereof, the Minority Stockholders holding more than 50% of the shares of Common Stock held by the Minority Stockholders to be included in such underwritten offering shall select the managing underwriter or underwriters, and, if such selection is of a managing underwriter or underwriters other than Smith Barney Inc. or J.P. Morgan Securities Inc., subject to the consent of TAP which shall not be unreasonably withheld.

     (e) Registration Expenses. TAP shall pay the following registration expenses incurred in connection with a registration hereunder: (i) all registration and filing fees, (ii) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Shares),
(iii) printing expenses, (iv) internal expenses (including without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), (v) the fees and expenses incurred in connection with the listing of the Registrable Shares on any national securities exchange or interdealer quotation system, (vi) the reasonable fees and disbursements of counsel for TAP and customary fees and expenses for independent certified public accountants retained by TAP (including the expenses of any comfort letters or costs associated with the delivery by independent certified public accountants of a comfort letter or comfort letters), (vii) the reasonable fees and disbursements of not more than one firm of attorneys acting as legal counsel for
(x) all of the selling stockholders, collectively, in respect of a registration pursuant to Section 4(a) hereof or (y) all of the Minority Stockholders, collectively, in respect of a registration pursuant to Section 4(b) hereof,
(viii) the fees and expenses of any registrar and transfer agent for the Common Stock and (ix) the underwriting fees, discounts and commissions applicable to any shares of Common Stock sold for the account of TAP. Except as otherwise provided in clause (ix) of this Section 4(e), TAP shall have no obligation to pay any underwriting fees, discounts or commissions attributable to the sale of Registrable Shares.

     (f) Indemnification, Contribution.

               (i) TAP agrees to indemnify and hold harmless each Indemnitee from and against any and all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any prepricing prospectus, registration statement or prospectus or in any amendment or supplement thereto, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities or expenses arise out of or are based upon any untrue statement or omission or alleged untrue statement or omission which has been made therein or omitted therefrom in reliance upon and in conformity with the information relating to-a Minority Stockholder furnished in writing to TAP by or on behalf of a Minority Stockholder expressly for use in connection therewith. The foregoing indemnity agreement shall be in addition to any liability which TAP may otherwise have.

               (ii) If any action, suit or proceeding shall be brought against an Indemnitee in respect of which indemnity may be sought against TAP, such Indemnitee shall promptly notify TAP, and TAP shall assume the defense thereof, including the employment of counsel and payment of all fees and expenses. The Indemnitee shall have the right to employ separate counsel in any such action, suit or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnitee unless (x) TAP has agreed in writing to pay such fees and expenses, (y) TAP has failed to assume the defense and employ counsel, or (z) the named parties to any such action, suit or proceeding (including any impleaded parties include) both such Indemnitee and TAP, and such Indemnitee shall have been advised by its counsel that representation of such Indemnitee and TAP by the same counsel would be inappropriate under applicable standards of professional conduct (whether or not such representation by the same counsel has been proposed) due to actual or potential differing interests between them (in which case TAP shall not have the right to assume the defense of such action, suit or proceeding on behalf of such Indemnitee). It is understood, however, that TAP shall, in connection with any one such action, suit or proceeding or separate but substantially similar or related actions, suits or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of only one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnitees not having actual or potential differing interests among themselves, and that all such fees and expenses shall be reimbursed as they are incurred. TAP shall not be liable for any settlement of any such action, suit or proceeding effected without its written consent, but if settled with such written consent, or if there be a final judgment for the plaintiff in any such action, suit or proceeding, TAP agrees to indemnify and hold harmless such Indemnitee, to the extent provided in the preceding paragraph, from and against any loss, claim, damage, liability or expense by reason of such settlement or judgment.

               (iii) Each of the Minority Stockholders, severally and not jointly, agree to indemnify and hold harmless TAP, its directors, its officers who sign the registration statement, and any person who controls TAP within the meaning of Section 15 of the Securities Act or
          Section 20 of the Exchange Act, to the same extent as the foregoing indemnity from TAP to an Indemnitee, but only with respect to information relating to such Minority Stockholder furnished in writing by or on behalf of such Minority Stockholder expressly for use in the registration statement, prospectus or any prepricing prospectus, or any amendment or supplement thereto. If any action, suit or proceeding shall be brought against TAP, any of its directors, any such officer, or any such controlling person based on the registration statement, prospectus or any prepricing prospectus, or any amendment or supplement thereto, and in respect of which indemnity may be sought against any Minority Stockholder pursuant to this Section 4(f)(iii), such Minority Stockholder shall have the rights and duties given to TAP by Section 4(f)(ii) hereof (except that if TAP shall have assumed the defense thereof such Minority Stockholder shall not be required to do so, but may employ separate counsel therein and participate in the defense thereof, but the fees and expenses of such counsel shall be at the Minority Stockholder's expense), and TAP, its directors, any such officer, and any such controlling person shall have the rights and duties given to an Indemnitee by Section 4(f)(ii) hereof. The foregoing indemnity agreement shall be in addition to any liability which the Minority Stockholders may otherwise have.

               (iv) If the indemnification provided for in this Section 4(f) is unavailable to an indemnified party under paragraphs (i) or (iii) hereof in respect of any losses, claims, damages, liabilities or expenses referred to therein, then an indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of TAP and of the Minority Stockholders in-connection with the statements or omissions that resulted in such losses, claims, damages, liabilities or expenses. The relative fault of TAP on the one hand and a Minority

          Stockholder on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by TAP on the one hand or by such Minority Stockholder on the other hand and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

               (v) TAP and the Minority Stockholders agree that it would not be just and equitable if contribution pursuant to this Section 4(f) were determined by a pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 4(f)(iv) hereof. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities and expenses referred to in Section 4(f)(iv) hereof shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating any claim or defending any such action, suit or proceeding. Notwithstanding the provisions of this
          Section 4(f), no Minority Stockholder shall be required to contribute any amount in excess of the amount by which the proceeds to such Minority Stockholder exceeds the amount of any damages which such Minority Stockholder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

               (vi) No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action, suit or proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such action, suit or proceeding.

               (vii) Any losses, claims, damages, liabilities or expenses for which an indemnified party is entitled to indemnification or contribution under this Section 4(f) shall be paid by the indemnifying party to the indemnified party -as such losses, claims, damages, liabilities or expenses are incurred. The indemnity and contribution agreements contained in this Section 4(f) shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of an Indemnitee, TAP, its directors or officers, or any person controlling TAP, and (ii) any termination of this Agreement.

     (g) Participation in Underwritten Registrations. A Minority Stockholder may not participate in any underwritten offering pursuant to Section 4(a) or (b) hereof unless such Minority Stockholder (i) agrees to sell its Shares on the basis provided in any underwriting arrangements which, to the extent applicable solely to the Minority Stockholders, are approved by the Minority Stockholders in their reasonable discretion or which, to the extent applicable to TAP and the Minority Stockholders, are approved by TAP in its reasonable discretion and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents (including lock-up agreements) reasonably required under the terms of such underwriting arrangements which are not inconsistent with the terms of this Agreement.

     (h) Other Registration Rights. TAP agrees that it shall not enter into any agreement which provides registration rights to any Person that are, or amend the Intercompany Agreement in such a way as is, inconsistent with the provisions contained in this Section 4. If TAP does become a party to such an agreement, TAP agrees that to the extent that the provisions of such agreement conflict with this Section 4, the provisions of this Section 4 shall control.

     SECTION 5. EQUITY PURCHASE RIGHTS.

     (a) So long as a Minority Stockholder shall hold all of its Shares or, if such Minority Stockholder holds less than all of its Shares, so long as the only Shares transferred by such Minority Stockholder were to Permitted Transferees of such Minority Stockholder or were transferred pursuant to the drag along rights of the members of the Travelers Affiliated Group pursuant to Section 3(g) hereof, then until the earlier to occur of (i) the consummation of an initial public offering of shares of Common Stock and (ii) the expiration or early termination of the Restricted Period, if TAP shall issue and sell shares of Common Stock or any rights, options or warrants to purchase, or securities convertible into or exchangeable for Common Stock (an "Equivalent") to any member of the Travelers

Affiliated Group at a price per share or Equivalent (after making appropriate adjustments in the case of an Equivalent) less than either (x) the price per share paid by such Minority Stockholder pursuant to its respective Stock Purchase Agreement (as adjusted for stock splits, stock dividends, combinations, reclassifications and other similar events affecting the outstanding shares of Common Stock) or (y) the then book value per share of Common Stock, then such Minority Stockholder shall have the right to purchase from TAP (or from members of the Travelers Affiliated Group) shares of Common Stock or Equivalents on the same terms and at the same purchase price as the members of the Travelers Affiliated Group are purchasing from TAP, in an amount sufficient to maintain such Minority Stockholder's relative ownership interest in TAP represented by the Shares and Equivalents previously acquired by such Minority Stockholder pursuant to this Section 5; provided, however that, notwithstanding anything to the contrary contained herein, such Minority Stockholder shall have no such rights in connection with an issuance and sale by TAP of shares of Common Stock or Equivalents pursuant to any employee, director, agency or similar benefit compensation or related plan, arrangement or agreement. For purposes of the foregoing, a Minority Stockholder's relative ownership interest shall be determined assuming that such Minority Stockholder owns any Shares that (i) shall have been transferred to and are then owned by an Affiliate of such Minority Stockholder and (ii) that have been sold by such Minority Stockholder-pursuant to Section 3(g) hereof.

     (b) In connection with an issuance and sale of shares of Common Stock or Equivalents by TAP under which Minority Stockholders shall have rights pursuant to Section 5(a) hereof,

               (i) TAP shall deliver written notice to the Minority Stockholders of any proposed issuance of shares of Common Stock or Equivalents to members of the Travelers Affiliated Group, including the material terms and conditions of the offer; and

               (ii) within 15 days from the date of receipt of such notice, each Minority Stockholder shall deliver written notice to TAP if it intends to exercise its right hereunder, setting forth the number of such shares of Common Stock or Equivalents such Minority Stockholder commits to purchase.

     SECTION 6. EXCLUSIVITY.

     (a) Morgan hereby agrees that until-the earliest to occur of (i) the consummation of an Initial Public offering, (ii) the expiration or early termination of the Restricted Period and (iii) such time that the members of the Travelers Affiliated Group shall beneficially own, in the aggregate, less than 50% of the outstanding Common Stock, that, without TAP's prior written consent, Morgan shall not, nor will it permit any of its Affiliates to, as a principal, directly or indirectly, make any investment in the capital stock or any securities convertible into or exchangeable or exercisable for capital stock of any other company that is, directly or through its subsidiaries, engaged in direct and substantial competition with TAP in the property and casualty insurance business in the United States (a "Competing Investment"), as reasonably determined by TAP; provided, however, that an investment by Morgan or any of its Affiliates of less than $20 million shall not be considered a Competing Investment for purposes of this Section 6(a) so long as Morgan and its Affiliates shall have no "control" (as defined below) over the management of such competing entity. For purposes hereof, "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such company, whether through the ownership of voting securities, by contract or otherwise.

     Notwithstanding the foregoing, it is expressly. understood and agreed that the exercise of Morgan's rights under this Agreement shall not violate the provisions of this Section 6(a) and nothing in this Section 6(a) is intended to prohibit, restrict or limit in any way the ability of Morgan and its Affiliates to maintain existing investments (including, without limitation, the exercise of any rights, warrants or options that Morgan or its Affiliates own as of the date hereof) or to conduct their respective businesses in the ordinary course, including without limitation, underwriting of securities, investment banking and advisory activities, money management functions, market making activities, buying, selling and lending securities, lending and financing activities, making recommendations with respect to the purchase or sale of securities and the dissemination of research reports.

     (b) For a period beginning on the date of this Agreement and ending on the Travelers Exclusivity Termination Date (as defined below), TIGI hereby agrees that TAP shall be the primary vehicle through which the members of the Travelers Affiliated Group engage in the property and casualty insurance business in the United States; provided that nothing in this--Section 6(b) shall at any time prohibit any member of the Travelers Affiliated Group from (1) making any investment in or acquisition of the capital stock (or similar ownership interest) or any securities convertible into or exchangeable or exercisable for capital stock (or similar ownership interest) of any entity, so long as the business or operations of such entity (whether conducted directly or through subsidiaries) are primarily conducted outside of the United States or the business or operations of which, when considered as a whole, primarily consists of activities other than a property and casualty insurance business in the United States or (2) making any investment or acquisition provided that such member of the Travelers Affiliated Group enters into an agreement within 12 months after such acquisition or investment (or such longer period as is necessary to obtain requisite governmental or regulatory approvals which are being diligently pursued in good faith) to dispose of such investment or acquisition (or the portion of the business of the investee or Person acquired that would otherwise be an investment or acquisition prohibited by this Section 6(b)) to TAP or a Person unaffiliated with Travelers and consummates such disposition within 24 months after such acquisition or investment (or such longer period as is necessary to obtain requisite governmental or regulatory approvals which are being diligently pursued in good faith).

     Notwithstanding the foregoing, it is expressly understood and agreed that nothing in this Section 6(b) is intended to prohibit, restrict or limit in any way the ability of any member of the Travelers Affiliated Group to conduct their respective businesses in the ordinary course, including without limitation, underwriting of securities, investment banking and advisory activities, money management functions, market making activities, buying, selling and lending securities, lending and financing activities, making recommendations with respect to the purchase or sale of securities and the dissemination of research reports.

     For purposes of this Section 6(b), the "Travelers Exclusivity Termination Date" means the earliest to occur of (x) the date on which the members of the Travelers Affiliated Group, in the aggregate, no longer beneficially own at least 50% of the outstanding Common Stock, (y) the date on which the Minority Stockholders (together with their Affiliates), in the aggregate, no longer beneficially own at least 50% of the shares of Class A Common Stock purchased by the Minority Stockholders pursuant to the Stock Purchase Agreements and (z) 30 days following the fifth anniversary of the date of this Agreement.

     SECTION 7. RESTRICTIONS ON CERTAIN ACTIONS BY MINORITY STOCKHOLDERS. Each Minority Stockholder agrees that, for so long as such Minority Stockholder (together with its Affiliates) owns 50% or more of the shares of Class A Common Stock purchased by such Minority Stockholder pursuant to its respective Stock Purchase Agreement, it will not, nor will it permit any of its Affiliates, to, directly or indirectly, without the prior written consent of TAP, as duly authorized by a majority of the Board of Directors of TAP:

     (a) purchase additional shares of Common Stock, which together with the shares of Common Stock then held by such Minority Stockholder and its Affiliates, will constitute more than 9.9% of the shares of Common Stock outstanding at such time;

     (b) "solicit" proxies or consents with respect to the Common Stock under any circumstances or become a "participant" in any "election contest" relating to the election of directors of TAP as such terms are defined in Regulation 14A under the Exchange Act;

     (c) initiate, propose or otherwise solicit any holders of Common Stock for the approval of one or more proposals at any time, or induce or attempt to induce any other person to initiate any proposal to be voted on by such holders;

     (d) form, join or in any way participate in a "group" within the meaning of
Section 13(d)(3) of the Exchange Act with respect to TAP or its Common Stock (other than a "group" of which such Minority Stockholder is a member as of the date hereof and disclosed to TAP prior to the date hereof);

     (e) arrange, or participate in the arranging of, financing for the purchase of shares of Common Stock by any individual, partnership or other entity;

     (f) propose or disclose any intent to propose any acquisition of shares of Common Stock, except as provided herein, or any acquisition, business combination or similar transaction with respect to TAP; or

     (g) take any action to encourage or assist any other person to do any of the foregoing.

Notwithstanding the foregoing, it is expressly understood and agreed that the exercise of a Minority Stockholder's rights under this Agreement shall not violate the provisions of this Section 7 and nothing in this Section 7 is intended to prohibit, restrict or limit in any way the ability of a Minority Stockholder and its Affiliates to conduct their respective businesses in the ordinary course underwriting of securities, investment banking or advisory activities, including without limitation, money management functions, market making activities, buying, selling and lending securities, lending and financing activities, making recommendations with respect to the purchase or sale of securities and the dissemination of research reports.

     SECTION 8. REPRESENTATIONS AND WARRANTIES.

     (a) Representations and Warranties of TIGI and TAP. TIGI and TAP hereby represent and warrant as to itself as follows:

               (i) Organization. It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, it has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and except, with respect to TAP, for insurance regulatory approvals which have been applied for by TAP and which shall have been received by TAP prior to the Closing (as defined in the Stock Purchase Agreements), all material governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and to carry on its business as now being conducted and as is contemplated to be conducted after giving effect to the transactions contemplated by this Agreement.

               (ii) Authority, No Conflicts or Violations; Consents and Approvals. It has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution and delivery by it of this Agreement and the consummation by it of the transactions contemplated hereby (x) have been authorized by all necessary action on its part, (y) do not and will not requite any filing with, or permit, authorization, consent or approval from, any governmental authority (other than pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the insurance regulatory approvals, referred to in paragraph (i) above),

          (z) do not and will not (I) conflict with or result in a breach of any provision of, or constitute a default under, any agreement or instrument to which it is a party or by which it is bound, (II) violate any statute, law, regulation or judgment, injunction, order or decree binding upon it or any of its subsidiaries or (III) violate any provision of its certificate of incorporation or bylaws, except for any such conflict, breach, default or violation which would not have a material adverse effect on the ability of it to consummate the transactions contemplated hereby.

               (iii) Due Execution; Enforceability. This Agreement has been duly executed and delivered by and oh behalf of it and constitutes its valid and binding obligation enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and general principles of equity (regardless of whether enforcement is sought in proceeding at law or in equity).

               (iv) Business. TAP is the primary vehicle through which the Travelers Affiliated Group engages in the property and casualty insurance business in the United States.

     (b) Representations and Warranties of the Minority Stockholders. Each Minority Stockholder hereby represents and warrants as to itself as follows:

               (i) Organization. Such Minority Stockholder is-duly incorporated or organized, as the case may be, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

               (ii) Authority. Such Minority Stockholder has all requisite power and authority to execute, deliver and perform its obligations under this Agreement. The execution and delivery by such Minority Stockholder of this Agreement and the consummation by such Minority Stockholder of the transactions contemplated hereby (x) have been authorized by all necessary action on the part of such Minority Stockholder and (y) do not and will not conflict with or result in a breach of any provisions of, or constitute a default under, any other agreement or instrument to which such Minority Stockholder or any of its subsidiaries is a party or any order, judgment or decree binding upon such Minority Stockholder except as would not have a material adverse effect on (x) such Minority Stockholder's ability to purchase and own the Shares and
          (y) such Minority Stockholder's ability to comply with its obligations under this Agreement and its respective Stock Purchase Agreement.

               (iii) Due Execution, Enforceability. This Agreement has been duly executed and delivered by and on behalf of such Minority Stockholder and constitutes a valid and binding obligation of such Minority Stockholder enforceable against such Minority Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

     SECTION 9. CERTAIN COVENANTS. TIGI hereby agrees that neither it nor any other member of the Travelers Affiliated Group will effect a Tax Free Spin-Off (as such term is defined in the TAP Charter) prior to the third anniversary of the expiration of the Restricted Period.

     SECTION 10. REPORTS TO MINORITY STOCKHOLDERS.

     (a) Within 45 days after the end of each of the first three fiscal quarters of a fiscal year, TAP shall deliver to each of the Minority Stockholders unaudited consolidated balance sheets of TAP and its consolidated subsidiaries as at the end of such quarter and the related consolidated statements of income and statements of cash flows for the period from the beginning of such fiscal year to the end of such quarter, and for the period from the beginning of such quarter to the end of such quarter, in each case prepared in accordance with generally accepted accounting principles applied on a basis consistent with the audited financial statements of TAP and its consolidated subsidiaries, subject to changes resulting from audit and normal year-end adjustments.

     (b) Within 90 days after the end of each fiscal year, TAP shall deliver to each of the Minority Stockholders audited consolidated balance sheets of TAP and its consolidated subsidiaries as at the end of such fiscal year and the related consolidated statements of income and statements of cash flows for such fiscal year, all in reasonable detail and accompanied by a report thereon of TAP's independent auditors as to such consolidated financial statements presenting fairly the financial position of TAP and its consolidated subsidiaries as at the dates indicated and the results of their operations and cash flows for the periods indicated in conformity with generally accepted accounting principles applied on a basis consistent with prior years, as applicable (except as noted in the notes thereto), and as to such audit having been made in accordance with generally accepted auditing standards.

     (c) If and for so long as TAP shall be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, TAP will (i) provide to each of the Minority Stockholders promptly following their availability all annual, quarterly and other reports filed by TAP with the Commission and (ii) file with the Commission all reports required to be filed thereunder within the time periods required thereby.

     (d) If and for so long as TAP is subject to the reporting requirements of the Exchange Act, TAP shall take such measures and file such information, documents and reports as shall be required by the SEC as a condition to the availability of Rule 144 (or any successor provision) under the Securities Act.

     SECTION 11. TERM. This Agreement shall commence on the date first written above and shall terminate on the earlier of (a) the date on which the Minority Stockholders no longer own any Shares, (b) the tenth anniversary of the date of this Agreement or (c) a date on which the parties hereto agree in writing to terminate this Agreement; provided that at the time a Minority Stockholder no longer owns any Shares this Agreement shall terminate with respect to such Minority Stockholder; and provided, further, that the terms and agreements contained in Section 4(f) hereof shall survive any termination of this Agreement prior to the full 10 year term and shall be of full force and effect from the date hereof to and including the date which is ten years from the date hereof.

     SECTION 12. CERTAIN DEFINITIONS. Unless otherwise defined herein, the following capitalized terms shall have the following respective meanings (such meanings being equally applicable to both singular and plural form of the terms defined):

     "Aetna Stock Purchase Agreement" means the Stock Purchase Agreement, dated March 11, 1996, by and among Aetna, TAP and TIGI pursuant to which Aetna subscribed for and purchased 12,571,625 shares of Class A Common Stock from TAP.

     "Affiliate" means, with respect to (i) any Person, any other Person that, directly or indirectly, controls or is controlled by or under direct or indirect common control with such Person and (ii) any natural person, a spouse, parent, sibling or descendent of such person. For purposes of this definition, "control" when used with respect to any Person, shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing. It is expressly understood and agreed that Morgan, Fund American and Trident (or any successors thereof) are not for any purpose of this Agreement Affiliates of each other.

     "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York City are authorized or obligated by law or executive order to close.

     "Change of Control" of any Minority Stockholder means the occurrence of any one of the following events: (a) after the date hereof, any "person" or "group" becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the outstanding voting stock of such Minority Stockholder or (b) a majority of the board of directors in office are not Continuing Directors (as defined below) or (c) any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of such Minority Stockholder in one transaction or a series of related transactions, if, immediately after such transaction any Person or "group" is or becomes the "beneficial owner" directly or indirectly of more than 50% of the total voting power of the outstanding voting stock of such Minority Stockholder. For purposes herein, "Continuing Director" means any member of the board of directors (or similar governing body) of such Minority Stockholder who was (i) a member of such Minority Stockholder's board of directors (or similar governing body) on the date hereof or (ii) was nominated for election or elected to such Minority Stockholder's board of directors (or similar governing body) subsequent to such date with the affirmative vote of a majority of the Continuing Directors who were members of such Minority Stockholder's board of directors (or similar governing body) at the time of election.

     "Class A Common Stock" means the Class A common stock, par value $.01 per share, of TAP.

     "Class B Common Stock" means the Class B common stock, par value $.01 per share, of TAP.

     "Common Stock" means, collectively, the Class A Common Stock and the Class B Common Stock and any other class or series of Common Stock of TAP which may exist from time to time.

     "Exchange Act" means the Securities Exchange Act of 1934.

     "Expense Allocation Agreement" means the Expense Allocation Agreement, dated as of January 1, 1995, by and among The Travelers Insurance Company, a Connecticut corporation, TIGI and the other parties named therein, as the same may be amended or modified from time to time in a manner that is not materially less favorable to TAP taken as a whole.

     "Fund American Stock Purchase Agreement" means the Stock Purchase Agreement, dated March 11, 1996, by and among Fund American, TAP and TIGI pursuant to which Fund American subscribed for and purchased 3,142,906 shares of Class A Common Stock from TAP.

     "Indemnitee" means each Minority Stockholder, each Person, if any, who controls a Minority Stockholder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, and each director and officer or general partner of such Minority Stockholder, as the case may be.

     "Independent Appraiser" means a nationally recognized investment banking firm selected by the Purchaser and to which Minority Stockholders owning a majority of the aggregate number of Put Option Shares do not object; if Minority Stockholders owning a majority of the aggregate number of Put Option Shares object to the investment banking firm selected by the Purchaser and, after consultation for a period not to exceed 10 days, there remains no agreement as to the selection of the Independent Appraiser, the objecting Minority Stockholders owning a majority of the Put Option Shares shall select one nationally recognized investment banking firm and such firm, together with the firm selected by the Purchaser, shall select a third nationally recognized investment banking firm which shall be the Independent Appraiser.

     "Intercomnany Agreement" means the Intercompany Agreement, by and between TAP and Travelers, substantially in the form attached hereto as Exhibit A, as the same (or the terms of the arrangements described therein) may be amended or modified from time to time in a manner that is not materially less favorable to TAP, taken as a whole.

     "Minority Stockholders" means, collectively, Morgan, Aetna, Trident, Fund American and, unless the context otherwise requires, any Affiliate of such Minority Stockholder to whom such Minority Stockholder shall have transferred any of the Shares.

     "Morgan Stock Purchase Agreement" means the Stock Purchase Agreement, dated March 11, 1996, by and among Morgan, TAP and TIGI pursuant to which Morgan subscribed for and purchased 12,571,625 shares of Class A Common Stock from TAP.

     "Notice Date" means the date on which TAP and TIGI receive the written notice referred to in Section 3(j)(ii) given by a Minority Stockholder.

     "Outstanding Voting Stock" means the shares of Voting Stock issued and outstanding, and shall not include shares of Voting Stock held by TAP as treasury stock or by any subsidiaries of TAP.

     "Permitted Transferee" means (i) any Affiliate of a Minority Stockholder or
(ii) a transferee to whom a Minority Stockholder transfers shares of Class A Common Stock in accordance with the second paragraph of Section 3(b) hereof.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust or unincorporated organization.

     "Public Company Stock" means Common Stock which is registered under the Exchange Act and traded by public stockholders.

     "Purchase Price" means, with respect to the aggregate number of Put Option Shares being sold by a Minority Stockholder, the product of such number of shares and the Purchase Price Per Share.

     "Purchase Price Per Share" of the Put Option Shares means the fair market value per share of such Put Option Shares, as of the Notice Date, as determined by the Independent Appraiser. Such fair market value per share shall be determined with reference to the net selling price (after deducting underwriting discounts and commissions) that the selling Minority Stockholder would have received from the sale of such Put Option Shares had such shares been sold pursuant to an underwritten initial public offering of shares of Common Stock.

     "Securities Act" means the Securities Act of 1933.

     "Servicing Agreements" means, collectively, the Service Expense Reimbursement Agreement, the Expense Allocation Agreement, the Tax Sharing Agreement and the Intercompany Agreement.

     "Service Expense Reimbursement Agreement" means the Service Expense Reimbursement Agreement, dated January 1, 1995, by and between Travelers and The Travelers Insurance Company, a Connecticut corporation, as the same may be amended or modified from time to time in a manner that is not materially less favorable to TAP taken as a whole.

     "Shares" means, with respect to a Minority Stockholder, all of the shares of Common Stock acquired by such Minority Stockholder pursuant to its respective Stock Purchase Agreement and any shares of Common Stock acquired by such Minority Stockholder pursuant to Section 5 hereof (including shares of Common Stock that were acquired upon conversion, exchange or exercise of an Equivalent).

     "Stock Purchase Agreements" means, collectively, the Aetna Stock Purchase Agreement, the Fund American Stock Purchase Agreement, the Morgan Stock Purchase Agreement, the TIGI Stock Purchase Agreement, and the Trident Stock Purchase Agreement.

     "Stockholders" means, collectively, TIGI and the Minority Stockholders.

     "TAP Charter" means TAP's amended and restated certificate of incorporation.

     "Tax Sharing Agreement" means the TAPC Tax Allocation Agreement, by and among TAP, TIGI and Travelers, substantially in the form attached hereto as Exhibit B, as the same may be amended or modified from time to time in a manner that is not materially less favorable to TAP than the terms contained in Exhibit B hereto taken as a whole.

     "TIGI Stock Purchase Agreement" means the Stock Purchase Agreement, dated March 11, 1996, by and between TAP and TIGI pursuant to which TIGI subscribed for and purchased 328,020,170 shares of Class B Common Stock from TAP.

     "Travelers" means Travelers Group Inc., a Delaware corporation.

     "Travelers Affiliated Group" means Travelers and all of its direct and indirect subsidiaries now or hereafter existing, other than TAP and its direct and indirect subsidiaries. For all purposes of this Agreement, the ownership of shares - of Common Stock by members of the Travelers Affiliated Group shall not include any shares of Common Stock owned by a member of the Travelers Affiliated Group not for its own account, including, without limitation, shares of Common Stock held by mutual or-similar funds or in trading or brokerage accounts.

     "Trident Stock Purchase Agreement" means the Stock Purchase Agreement, dated March 11, 1996, by and among Trident, TAP and TIGI wherein Trident subscribed for and purchased 4,714,359 shares of Class A Common Stock from TAP.

     "Voting Stock" means all equity securities issued by TAP having the ordinary voting power to vote in the election of directors of TAP, other than securities having such power only upon the occurrence of a default or any other extraordinary contingency.

     SECTION 13. MISCELLANEOUS.

     (a) Notices. All notices and other communications provided for hereunder shall be dated and in writing and shall be deemed to have been given (i) when delivered, if delivered personally, sent by confirmed telecopy or sent by registered or certified mail, return receipt requested, postage prepaid, (ii) on the next business day if sent by overnight courier and (iii) when received if delivered otherwise. Such notices shall be delivered to the address set forth below, or to such other address as a party shall have furnished to the other party in accordance with this Section 13(a).

         If to Morgan, to:

                           J.P. Morgan Capital Corporation
                           60 Wall Street
                           New York, New York 10005
                           Attention:  Meryl Hartzband
                           Phone:       (212) 648-7717
                           Fax:         (212) 648-5032

                  With a copy to:

                           Cahill Gordon & Reindel
                           80 Pine.Street
                           New York, New York 10005
                           Attention:  Kenneth W. Orce, Esq.
                           Phone:       (212) 701-3215
                           Fax:         (212) 269-5420

         If to TIGI, to:
                           c/o The Travelers Insurance Group Inc.
                           388 Greenwich Street
                           New York, New York 10013
                           Attention:  Jerome Fadden
                           Phone:       (212) 816-8919
                           Fax:         (212) 816-8912

         If to TAP, to:

                           Travelers/Aetna Property Casualty Corp.
                           One Tower Square
                           Hartford, Connecticut 06183
                           Attention:  Jay S. Fishman

         Phone:            (860) 277-0111
                           Fax:         (860) 954-1161

                  With copies, in the case of notices to TIGI or TAP, to:

                           The Travelers Insurance Group Inc.
                           388 Greenwich Street
                           New York, New York 10013
                           Attention:  Charles 0. Prince III, Esq.,
                                                General Counsel
                           Phone:       (212) 816-8000
                           Fax:         (212) 816-8969

                  and

                           Skadden, Arps, Slate, Meagher & Flom
                           919 Third Avenue
                           New York, New York 10022
                           Attention:  Kenneth J. Bialkin, Esq.
                           Phone:       (212) 735-3000
                           Fax:         (212) 735-2000

         If to Aetna, to:

                           Aetna Life and Casualty Company
                           185 Asylum Street, City Place YF37
                           Hartford, Connecticut 06156
                           Attention:  Alfred P. Quirk, Jr.
                           Phone:       (860) 275-2914
                           Fax:         (860) 275-2661

                  With a copy to:

                           Davis Polk & Wardwell
                           450 Lexington Avenue
                           New York, New York 10017
                           Attention:  Richard J. Sandler, Esq.
                           Phone:       (212) 450-4000
                           Fax:         (212) 450-5528

         If to Trident, to:

                           Marsh & McClennan Risk Capital Corp.
                           80 Field Point Road
                           Greenwich, Connecticut 06830
                           Attention:  Philip F. Petronis

                           Phone:       (203) 861-2424
                           Fax:         (203) 625-8367

                  With a copy to:

                           Cahill Gordon & Reindel
                           80 Pine Street
                           New York, New York 10005
                           Attention:  Kenneth W. Orce, Esq.
                           Phone:       (212) 701-3215
                           Fax:         (212) 269-5420

                           If to Fund American, to:

                           Fund American Enterprises Holdings, Inc.
                           80 South Main Street
                           Hanover, New Hampshire 03755
                           Attention:  Allan L. Waters
                           Phone:       (802) 640-221l
                           Fax:         (802) 640-2211

     (b) Expenses. Each of the parties hereto shall be responsible for their own costs and expenses incurred in connection with the negotiation, drafting and performance of this Agreement and the transactions contemplated hereby, except as provided in Section 4(e) hereof.

     (c) Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto or their successors in interest, except as expressly otherwise provided herein.

     (d) Descriptive Headings. The descriptive headings of the several sections and paragraphs of this Agreement are inserted for reference only and shall not limit or otherwise affect the meaning hereof.

     (e) Specific Performance. Without limiting the rights of each party hereto to pursue any and all other legal and equitable rights available to such party for the other parties' failure to perform their obligations under this Agreement, the parties hereto acknowledge and agree that the remedy at law for any failure to perform their obligations hereunder would be inadequate and that each of them, respectively, shall be entitled to specific performance, injunctive relief or other equitable remedies in the event of any such failure.

     (f) Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights and duties of the parties shall be governed by, the laws of the State of Delaware, without regard to the principles of conflicts of law.

     (g) Counterparts. This Agreement may be executed in one or more Counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     (h) Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

     (i) Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of the parties hereto at any time with respect to any of the terms contained herein.

     (j) Entire Agreement. This Agreement, including any schedules or exhibits annexed hereto, embodies the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

     (k) No Third Party Beneficiaries. Nothing in this Agreement shall convey any rights upon any person or entity which is not a party or a permitted assignee of a party to this Agreement.

     (l) No Assignment. Neither this Agreement nor any of the rights, interests or obligations of any party hereto may be assigned by such party without the prior written consent of the other parties; provided, however, that TIGI may assign all or any part of its rights (but not its obligations) hereunder to one or more other members of the Travelers Affiliated Group without the prior consent of any other party hereto, and each Minority Stockholder may assign all or any part of its rights (but not its obligations) hereunder to one or more permitted transferees pursuant to Section 3(i) hereof, subject to the limitations contained therein, or Affiliates of such Minority Stockholder without the prior written consent of any other party hereto; and provided, further, that any assignee hereof shall execute a counterpart to this Agreement whereby such assignee shall agree to be bound by the terms and conditions contained herein.

     (m) Recapitalization, Dilution Adjustments, etc. In the event that any capital stock or other securities are issued in respect of, in exchange for, or in substitution of, any shares of Common Stock by reason of any reorganization, recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up, sale of assets, distribution to stockholders or combination of the shares of Common Stock then, in each such case, appropriate adjustments shall be made so as to fairly and equitably preserve, as far as practicable, the original rights and obligations of the parties hereto under this Agreement.

     (n) Further Assurances. Each party hereto shall, on notice of request from any other party hereto, take such further action not specifically required hereby at the expense of the requesting party, as the requesting party may reasonably request for the implementation of the transactions contemplated hereby.

     IN WITNESS HEREOF, the parties have caused this Shareholders Agreement to be executed and delivered as of the date first above written.

                                    TRAVELERS/AETNA PROPERTY CASUALTY CORP.


                                      /s/ signature illegible
                                    ---------------------------------
                                    Name:
                                    Title:


                                    THE TRAVELERS INSURANCE GROUP INC.


                                      /s/ signature illegible
                                    ---------------------------------
                                    Name:
                                    Title:


                                    J.P. MORGAN CAPITAL CORPORATION



                                    Name:
                                    Title:


                                    AETNA LIFE AND CASUALTY COMPANY



                                    Name:
                                    Title:


                                    FUND AMERICAN ENTERPRISES HOLDINGS, INC.



                                    Name:
                                    Title:

     IN WITNESS HEREOF, the parties have caused this Shareholders Agreement to be executed and delivered as of the date first above written.

                                    TRAVELERS/AETNA PROPERTY CASALTY CORP.



                                    Name:
                                    Title:


                                    THE TRAVELERS INSURANCE GROUP INC.



                                    Name:
                                    Title:


                                    J.P. MORGAN CAPITAL CORPORATION



                                    Name:
                                    Title:


                                    AETNA LIFE AND CASUALTY COMPANY



                                    Name:
                                    Title:


                                    FUND AMERICAN ENTERPRISES HOLDINGS, INC.



                                    Name:
                                    Title:

     IN WITNESS HEREOF, the parties have caused this Shareholders Agreement to be executed and delivered as of the date first above written.

                                    TRAVELERS/AETNA PROPERTY CASUALTY CORP.



                                    Name:
                                    Title:


                                    THE TRAVELERS INSURANCE GROUP INC.



                                    Name:
                                    Title:


                                    J.P. MORGAN CAPITAL CORPORATION



                                    Name:
                                    Title:


                                    AETNA LIFE AND CASUALTY COMPANY


                                      /s/ signature illegible
                                    ---------------------------------
                                    Name:
                                    Title:


                                    FUND AMERICAN ENTERPRISES HOLDINGS, INC.



                                    Name:
                                    Title:

     IN WITNESS HEREOF, the parties have caused this Shareholders Agreement to be executed and delivered as of the date first above written.

                                    TRAVELERS/AETNA PROPERTY CASUALTY CORP.



                                    Name:
                                    Title:


                                    THE TRAVELERS INSURANCE GROUP INC.



                                    Name:
                                    Title:


                                    J.P. MORGAN CAPITAL CORPORATION



                                    Name:
                                    Title:


                                    AETNA LIFE AND CASUALTY COMPANY



                                    Name:
                                    Title:


                                    FUND AMERICAN ENTERPRISES HOLDINGS, INC.


                                      /s/ Allan Waters
                                    ---------------------------------
                                    Name:  Allan L. Waters
                                    Title: Senior Vice President & Chief
                                           Financial Officer

                                    THE TRIDENT PARTNERSHIP L.P.

                                    BY:  TRIDENT CORP.,
                                         as sole General Partner


                                            By:      /s/ Andrew Carr
                                               ----------------------------
                                               Name:
                                               Title: